                                                                      EXHIBIT 11

                      H. J. HEINZ COMPANY AND SUBSIDIARIES

                      COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        Fiscal Year Ended
                                                  -----------------------------
                                                   May 3,   April 27, April 28,
                                                    1995      1994      1993
                                                  --------- --------- ---------
Primary income per share:
  Net income..................................... $ 591,025 $ 602,944 $ 396,313
  Less-preferred dividends.......................        64        71        78
                                                  --------- --------- ---------
  Net income applicable to common stock.......... $ 590,961 $ 602,873 $ 396,235
                                                  ========= ========= =========
Average common shares outstanding and
 common stock equivalents........................   248,538   256,812   259,788
                                                  ========= ========= =========
  Net income per share--primary.................. $    2.38 $    2.35 $    1.53
                                                  ========= ========= =========
Fully diluted income per share:
  Net income..................................... $ 591,025 $ 602,944 $ 396,313
                                                  ========= ========= =========
  Average common shares outstanding and
   common stock equivalents......................   248,538   256,812   259,788
  Additional common shares assuming:
    Conversion of $1.70 third cumulative
     preferred stock.............................       341       418       461
    Additional common shares assuming options
     were exercised at the year-end market price.     1,000        86       578
                                                  --------- --------- ---------
                                                    249,879   257,316   260,827
                                                  ========= ========= =========
  Net income per share--fully diluted............ $    2.37 $    2.34 $    1.52
                                                  ========= ========= =========